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                                  EXHIBIT 5.1

                                December 5, 1997

Sunstone Hotel Investors, Inc.
115 Calle de Industrias, Suite 201
San Clemente, California 92672

Attention: Robert A. Alter

Re: Seller Stockholder Shelf Registration of Sunstone Hotel Investors, Inc.

Gentlemen:

          We have examined the Registration Statement on Form S-3 transmitted for filing by you with the Securities and Exchange Commission (the "Commission") on December 5, 1997, in connection with the registration under the Securities Act of 1933, as amended, of 1,000,000 shares of your Common Stock (the "Shares"). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.

          It is our opinion that, upon conclusion of the proceedings being taken or contemplated by us, as your counsel, to be taken prior to the issuance of the Shares, and upon completion of the proceedings being taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states where required, the Shares, when sold in the manner described in the Registration Statement, will be legally issued, fully paid and nonassessable.

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Sunstone Hotel Investors, Inc.                                  December 5, 1997
                                                                          Page 2





          We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in such Registration Statement, including the prospectus constituting a part thereof, and any amendment thereto.



                                                  Very truly yours,

                                                  BROBECK, PHLEGER & HARRISON